Exhibit (g)(4)

RECON CAPITAL SERIES TRUST

FIRST AMENDMENT TO THE CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of May 4, 2016, to the Custody Agreement dated as of March 23, 2016, (the “Agreement”), is entered into by and between RECON CAPITAL SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK, NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the preamble of the Agreement to delete the listing of each series under the Trust; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree that Exhibit B is hereby deleted from the Agreement and the first paragraph of the Agreement is hereby superseded and replaced as follows:

THIS AGREEMENT is made and entered into as of the 23rd day of March, 2016, by and between RECON CAPITAL SERIES TRUST, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

RECON CAPITAL SERIES TRUST	U.S. BANK, NATIONAL ASSOCIATION

By:__________________________	By:_______________________________

Name:________________________	Name: Michael R. McVoy

Title:_________________________	Title: Senior Vice President

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